EXHIBIT 1.A (5)(c)

                        SINGLE LIFE TERM INSURANCE RIDER
                (This rider covers the life of Insured #1 only.)

This rider is a part of the policy to which it is attached if the rider is shown in the Schedule. This rider must be read with all policy provisions. This rider does not participate in our surplus earnings. The insured under this rider is Insured #1 listed in the Schedule. This rider has no loan value. There is no surrender charge applicable to this rider. The rider effective date is the policy date or, if added later, the monthly processing date on or next following the date your application for this rider is approved by us.

THE DEATH BENEFIT. Subject to this rider's terms, we will pay the term death benefit in force on the date of Insured #1's death. We will pay the proceeds to the beneficiary. The term death benefit amount for this rider is shown in the Schedule attached to the policy. The term death benefit may change at the beginning of each policy year.

COST OF INSURANCE. The cost of insurance for this rider is determined on a monthly basis. The cost is added to the policy's monthly deduction from the account value as of each monthly processing date until this rider terminates. The cost of insurance rates will be determined by us from time to time. They will be based on the issue age and premium class of the insured as well as the duration since the rider effective date. The cost of insurance for this rider is calculated as the monthly cost of insurance rate multiplied by the death benefit (in thousands) for this rider.

The monthly guaranteed maximum cost of insurance rates per $1,000 for this rider are shown in the Schedule on the applicable table of guaranteed rates attached to your policy.

OWNER.  The owner of this policy is the owner of this rider.

INCONTESTABILITY. After this rider has been in force while the insured is alive for two years from the policy date, we will not contest the statements in the application for this rider attached at the time this rider is issued.

After this rider has been in force while the insured is alive for two years from the effective date of any increase in the amount of insurance, we will not contest the statements in the application for such increase.

After this rider has been in force while the insured is alive for two years from the effective date of any reinstatement of this rider, we will not contest the statements in the application for such reinstatement of this rider.


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SUICIDE.  If the policy terminates for suicide, this rider will then terminate without value.

If the insured commits suicide, while sane or insane, within two years of the rider effective date and the policy is not terminated due to this suicide, we will terminate this rider and make a limited payment to the beneficiary. We will pay in one sum the amount of the cost of insurance for this rider which was deducted from the policy value. This rider will then terminate.

If the insured commits suicide within 2 years of the effective date of an increase and the policy is not terminated due to this suicide, we will terminate the increase and pay the cost of insurance associated with the increase.

MISSTATEMENT OF AGE OR SEX. If the insured's age or sex has been misstated, any amount payable by us will be adjusted. The death benefit will be that which the cost of insurance which was deducted from the policy value on the last monthly processing date prior to the second death would have purchased for the insured's correct age or sex. If the death benefit adjustment is made prior to the second death, the adjusted death benefit will be to an equitable amount determined by us. The adjustment will reflect the death benefit for the correct age or sex.

CHANGE IN AMOUNT OF COVERAGE. On any policy anniversary after the first rider anniversary, the insurance coverage under this rider may be changed. The coverage may be increased or decreased by sending a written request to our Customer Service Center. You may increase or decrease the coverage only once each policy year. Any change in coverage may not be for an amount less than $1,000. Such change is subject to the following conditions:

a) Any requested decrease in the rider death benefit is subject to our approval. Our approval may be conditioned on eliminating any future scheduled increases to the rider death benefit

b) The amount of coverage under this rider in effect after any requested decrease may not be less than $1,000.

c) Any request for an increase must be applied for on a supplemental application. The increase is subject to evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable premium class for this type of policy. AN INCREASE WILL BE SUBJECT TO THE EXISTENCE OF SUFFICIENT SURRENDER VALUE TO COVER THE MONTHLY DEDUCTION FOR THE NEXT TWO MONTHS.

d) For any increase or addition to coverage, the effective date will be the monthly processing date that falls on or next follows the date the supplemental application is approved by us. For any decrease in coverage, the effective date will be the monthly processing date that falls on or next follows receipt of the written request to reduce coverage. For any change in coverage, a supplemental Schedule page will be issued.




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Page 2

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DECREASE IN STATED DEATH BENEFIT.  Any requested decrease in the stated death benefit in the policy shall eliminate any future scheduled increases in the rider death benefit. We may choose not to eliminate these increases upon submission of evidence satisfactory to us that the insured is still insurable according to our normal rules of underwriting for the applicable premium class for this rider.

TERMINATION. This rider will terminate on the earliest of the following dates:

a)   Expiration of the grace period of the policy.
b)   Termination or surrender of the policy.
c) Receipt by us of a written request from you to cancel this rider on any monthly processing date.
d)   Policy anniversary nearest the younger insured?s 100th birthdate.

Any deduction for the cost of insurance after termination of this rider will not be considered a reinstatement of this rider nor a waiver by us of the termination. Any such deduction will be credited to the policy value of the policy as of the date of the deduction.

REINSTATEMENT. If you reinstate your policy under the reinstatement provision of the policy, this rider will be reinstated.



Signed for the company at Denver, Colorado

SECURITY LIFE OF DENVER INSURANCE COMPANY











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Page 3

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                   SINGLE LIFE TERM INSURANCE RIDER SCHEDULE
              (This schedule covers the life of Insured #1 only.)
     TABLE OF SCHEDULED DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY   SCHEDULED DEATH     GUARANTEED          POLICY     SCHEDULE DEATH     GUARANTEED
 YEAR       BENEFIT         MONTHLY RATES         YEAR         BENEFIT        MONTHLY RATES
1          150,000.00          0.11083             28         250,000.00         0.29667
2          150,000.00          0.12583             29         250,000.00         0.32250
3          150,000.00          0.13917             30         250,000.00         0.34917
4          150,000.00          0.14833             31         300,000.00         0.37917
5          150,000.00          0.15500             32         300,000.00         0.41000
6          150,000.00          0.15833             33         300,000.00         0.44333
7          150,000.00          0.15917             34         300,000.00         0.47833
8          150,000.00          0.15750             35         300,000.00         0.51750
9          150,000.00          0.15500             36         300,000.00         0.55917
10         150,000.00          0.15167             37         300,000.00         0.60833
11         150,000.00          0.14750             38         300,000.00         0.66333
12         150,000.00          0.14417             39         300,000.00         0.72583
13         150,000.00          0.14250             40         300,000.00         0.79667
14         150,000.00          0.14167             41         300,000.00         0.87250
15         150,000.00          0.14250             42         300,000.00         0.95500
16         200,000.00          0.14417             43         300,000.00         1.04083
17         200,000.00          0.14833             44         300,000.00         1.13250
18         200,000.00          0.15250             45         300,000.00         1.23083
19         200,000.00          0.15917             46         300,000.00         1.34000
20         200,000.00          0.16667             47         300,000.00         1.46167
21         200,000.00          0.17583             48         300,000.00         1.59917
22         200,000.00          0.18667             49         300,000.00         1.75500
23         200,000.00          0.20000             50         300,000.00         1.92833
24         200,000.00          0.21500             51         300,000.00         2.11833
25         200,000.00          0.23250             52         300,000.00         2.32083
26         250,000.00          0.25167             53         300,000.00         2.53667
27         250,000.00          0.27417             54         300,000.00         2.76583


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                   SINGLE LIFE TERM INSURANCE RIDER SCHEDULE
              (This schedule covers the life of Insured #1 only.)
       TABLE OF TARGET DEATH BENEFITS AND GUARANTEED MONTHLY MAXIMUM COST
                OF TERM INSURANCE RATES PER $1,000 OF INSURANCE
                              POLICY NO. 67000001


POLICY      TARGET DEATH       GUARANTEED          POLICY     TARGET DEATH       GUARANTEED
YEAR        BENEFIT            MONTHLY RATES       YEAR       BENEFIT            MONTHLY RATES
55          300,000.00         3.01417             71         300,000.00         11.68750
56          300,000.00         3.29250             72         300,000.00         12.74583
57          300,000.00         3.60833             73         300,000.00         13.84083
58          300,000.00         3.97083             74         300,000.00         14.96250
59          300,000.00         4.38667             75         300,000.00         16.10583
60          300,000.00         4.84917             76         300,000.00         17.27417
61          300,000.00         5.34917             77         300,000.00         18.48083
62          300,000.00         5.87750             78         300,000.00         19.74833
63          300,000.00         6.42667             79         300,000.00         21.12083
64          300,000.00         6.99167             80         300,000.00         22.67583
65          300,000.00         7.58750             81         300,000.00         24.65833
66          300,000.00         7.58750             82         300,000.00         27.49667
67          300,000.00         8.23667             83         300,000.00         32.04583
68          300,000.00         8.95667             84         300,000.00         40.01667
69          300,000.00         9.77083             85         300,000.00         54.83167
70          300,000.00         10.68833            86         300,000.00         83.3333


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